STATE OF WYOMING
Office of the Secretary of State

I, EDWARD F. MURRAY, III, SECRETARY OF STATE of the STATE OF WYOMING, do hereby certify that according to the records of this office,

New Gold, Inc.

is a

Profit Corporation

formed or qualified under the laws of Wyoming did on **June 29, 2015**, comply with all applicable requirements of this office. Its period of duration is Perpetual. This entity has been assigned entity identification number **2015-000689899**.

This entity is in existence and in good standing in this office and has filed all annual reports and paid all annual license taxes to date, or is not yet required to file such annual reports; and has not filed Articles of Dissolution.

I have affixed hereto the Great Seal of the State of Wyoming and duly generated, executed, authenticated, issued, delivered and communicated this official certificate at Cheyenne, Wyoming on this 6th day of July, 2015 at 10:55 AM. This certificate is assigned 018112926.


GREAT SEAL OF THE STATE OF WYOMING
EQUAL RIGHTS

Secretary of State

Notice: A certificate issued electronically from the Wyoming Secretary of State's web site is immediately valid and effective. The validity of a certificate may be established by viewing the Certificate Confirmation screen of the Secretary of State's website http://wyobiz.wy.gov and following the instructions displayed under Validate Certificate.

STATE OF WYOMING
Office of the Secretary of State

I, EDWARD F. MURRAY, III, SECRETARY OF STATE of the STATE OF WYOMING, do hereby certify that the filing requirements for the issuance of this certificate have been fulfilled.

CERTIFICATE OF INCORPORATION

New Gold, Inc.

Accordingly, the undersigned, by virtue of the authority vested in me by the law, hereby issues this Certificate.

I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this **29th** day of **June, 2015**.

Filed Date: 06/29/2015

Secretary of State

By: Dave Barker

Ed Murray, WY Secretary of State
FILED: 06/29/2015 12:46 PM
ID: 2015-000689899

Articles of Incorporation
Wyoming Corporation

I

The name of the corporation: **New Gold, Inc.**

II

The name and address of the registered agent is VISTA MANAGEMENT SERVICES, INC.
318 McMicken St.
Rawlins, WY 82301

III

The number and class of shares the company is authorized to issue are:

1,000,000 shares of common stock @ no par value

IV

The number and class of shares that are entitled to receive the net assets upon dissolution are: 1,000,000 shares of common stock.

V

The address for mailing the annual report form is: c/o VISTA MANAGEMENT SERVICES, INC., 31878 Del Obispo St. Ste 118-331, San Juan Capistrano, CA 92675.

Received
JUN 25 2015
Secretary of State
Wyoming

VI

The name and address of the incorporator is: David DeLoach
32565B Golden Lantern #140
Dana Point, CA 92629

VII

The liability of directors and officers of this corporation for monetary damages shall be eliminated to the fullest extent permissible under Wyoming law.

This corporation is authorized to provide indemnification of directors, officers and agents to the fullest extent permissible under Wyoming law.

Any amendment, repeal or modification of any provision of this Article shall not adversely affect any right or protection of a director, officer or agent of this corporation existing at the time of such amendment, repeal or modification.

VIII

The contact name and phone number are: David DeLoach (949) 487-2436

Dated: 06/22/2015

David DeLoach
Incorporator